Exhibit (b)(2)


                     RIDER TO PROMISSORY NOTE


           This Rider to Promissory Note ("Rider") is annexed to and is part of the Promissory Note dated October 15, 1998 (the "Note") of Undersigned, payable to Mellon Bank, N.A. ("Bank"), in the stated principal amount of $24,000,000 (the "Facility"). Such Promissory Note, as supplemented by this Rider, shall be referred to as the Note. Capitalized terms used without further definition herein shall have the meaning set forth in the Note.

           1. Nature of Facility; Purpose. Proceeds of this Facility shall be used solely for Undersigned's acquisition of substantially all of the assets and/or stock of Bryan Steam Corp. To the extent that the full amount available under this Facility is not drawn in connection with such acquisition, the principal amount under the Facility shall be reduced to the amount so drawn and no further amounts shall be available hereunder.

           2. Payment. (a) Interest shall be payable at each of the following times: (i) if at the Prime Rate, on a monthly basis, payable in arrears, and beginning on the first day of the first calendar month after the date hereof; and (ii) if at the LIBOR Rate, at the end of each Rate Period specified in each Notification. All interest if not sooner paid shall be due and payable on August 31, 1999 (the "Maturity Date"). Undersigned understands and agrees that any payments of principal, interest or other sums required under this Note may be deducted on the due date, without notice by Bank, from any deposit account maintained by Undersigned with Bank.

           (b) Principal shall be due and payable on the Maturity
Date.

           3. Interest Rate Options. (a) The outstanding principal balance of this Note shall earn interest at the Prime Rate, provided however that, subject to the terms of paragraph 3(b) below, by giving Notification and with Bank's consent, Undersigned may request to have all of the outstanding principal of this Note as hereinafter permitted earn interest, instead, at the LIBOR Rate as follows: (i) with respect to the principal amount of any advance under the Facility, from the date of a Notification until the end of the Rate Period specified in the Notification; and/or (ii) with respect to the principal amount of any portion of the Facility outstanding and earning interest at the LIBOR Rate at the time of the Notification related to such principal amount, from the expiration of the then current Rate Period related to such principal amount until the end of the Rate Period specified in the Notification; and/or (iii) with respect to all or any portion of the principal amount of the Facility outstanding and earning interest at the Prime Rate at the time of Notification, from the date set forth in the Notification until the end of the Rate Period specified in the Notification. There shall be no more than three (3) advances of principal accruing interest at the LIBOR Rate outstanding at any one time. All advances of principal amounts accruing interest at the LIBOR Rate shall be made in minimum increments of $100,000.00.

           (b) Undersigned understands and agrees: (i) that Bank, from time to time, may refuse any request of Undersigned to select, convert to or renew the LIBOR Rate, as the case may be, if Bank determines in good faith (which determination shall be conclusive) that such interest rate is impractical or unlawful due to any law, regulation, rule, guideline or interpretation or administration to which Bank may be subject, and (ii) that the Bank shall have the right to terminate any Rate Periods and the interest rate applicable thereto, prior to maturity of such Rate Period, if Bank determines in good faith (which determination shall be conclusive) that continuance of such interest rate has been made impractical or unlawful by any law, regulation, rule, guideline or interpretation or administration to which Bank may be subject, in which event the principal to which such terminated Rate Period relates thereafter shall earn interest at the Prime Rate.

           4. Prime Rate Fallback. After expiration of any Rate Period, as applicable, any principal portion corresponding to such Rate Period which has not been converted or renewed in accordance with paragraph 3 hereof shall earn interest automatically at the Prime Rate from the date of expiration of such Rate Period until paid in full, unless and until Undersigned requests and Bank approves a conversion to the LIBOR Rate, as applicable, in accordance with paragraph 3. With respect to any principal amount, if Undersigned fails to request the LIBOR Rate by giving Bank a Notification, or if Bank fails to approve such request when made, such principal amount shall be deemed to earn interest at the Prime Rate.

           5. Voluntary Repayment. Prior to the occurrence of an Event of Default hereunder, (a) Undersigned shall have the right at its option from time to time to prepay that portion of the outstanding


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principal balance hereof which is earning interest at such time at the Prime Rate in whole or in part; and (b) Undersigned shall have the right to prepay all or any portion of the outstanding principal balance hereof which is earning interest at the LIBOR Rate, provided, however that, any prepayments of principal earning interest at the LIBOR Rate shall be made in integral multiples of $100,000.00 and shall be accompanied by the Repayment Premium applicable thereto. Bank shall apply any amount received from Undersigned as repayment (whether received pursuant to the previous sentence or as a result of a demand or after occurrence of an Event of Default) first, against any amount, other than principal or interest, which may be due and payable under this Note or under any of the documents executed and delivered by Undersigned in connection herewith; second, against unpaid interest; and third, against outstanding principal.

           6. Indemnity. Undersigned shall indemnify Bank against any loss or expense (including loss of margin) which Bank has sustained or incurred as a consequence of: (a) any payment, prepayment or conversion of any principal amount earning interest at the LIBOR Rate, as the case may be, on a day other than the last day of the corresponding Rate Period (whether or not any such payment is made pursuant to demand by Bank under this Note and whether or not any such payment is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing); (b) any attempt by Undersigned to revoke in whole or part any Notification given pursuant to this Note; (c) any attempt by Undersigned to convert or renew any principal amount earning interest at the LIBOR Rate on a day other than the last day of the corresponding applicable Rate Period (whether or not such conversion or renewal is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing); or (d) any Event of Default.

           If Bank sustains any such loss or expense it shall from time to time notify Undersigned of the amount reasonably determined by Bank to be necessary to indemnify Bank for such loss or expense. Such amount shall be due and payable by Undersigned on demand.

           7. Records. The unpaid principal amount of this Note, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability and the date and amount of each payment or demand shall at all times be reasonably ascertained from the books and records created by Bank.

           All notices (including any Notification) under this Note shall be in writing or by telephone promptly confirmed in writing, and all such writings shall be sent by first-class, first-class express or certified mail or by hand delivery, in all cases with charges prepaid, provided that Bank may act in reliance on any telephonic notice prior to receipt of written confirmation. All notices shall be sent to Undersigned at the address stated on the signature page hereof or in accordance with the last unrevoked written direction from Undersigned to Bank. All notices by Undersigned shall be effective when received by Bank at its address at Mellon Bank, N.A., 10 South Second Street, Harrisburg, PA 17108-1010, Attention: Middle Market Banking, and all notices by Bank shall be effective when telephoned, deposited in the mail or hand delivered. Written notices or confirmations by Undersigned shall not be deemed records of Bank within the meaning of this paragraph whether or not received by Bank and, in the event that any written notice sent by Undersigned in confirmation of telephonic notice differs from Bank's records of such telephonic notice, Bank may act in reliance upon such telephonic notice as if written notice were not received, provided that Bank has acted in good faith. Bank may conclusively and reasonably rely without inquiry on any notice or confirmation purporting to be from or authorized by Undersigned and such reliance shall be presumed to be correct.

           8. Definitions. As used in this Note: "LIBOR Rate" means for any day during each Rate Period the per annum rate of interest (computed on a basis of a year of 360 days and actual days elapsed) determined by Bank by adding (a) the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) obtained by dividing (i) the rate of interest estimated in good faith by Bank in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rate per annum for deposits, in an amount of U.S. Dollars comparable to the amount of principal relating to such Rate Period and having maturities comparable to such Rate Period, offered to major money center banks in the London interbank market at or about 11:00 a.m., London time, two London Business Days prior to such Rate Period,
(ii) a number equal to 1.00 minus the LIBOR Rate Reserve Percentage for such day, plus (b) one hundred (100) basis points. "LIBOR Rate Reserve Percentage" for any day means the percentage (rounded upward to the nearest 1/100 of 1%), as determined in good faith by Bank (which determination shall be conclusive) as representing for such day the maximum effective percentage as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements)


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


for Bank with respect to eurocurrency funding. "Notification" means telephonic notice (which shall be irrevocable) by Undersigned to Bank that Undersigned has requested that the LIBOR Rate, as the case may be, shall apply to some portion of the principal amount of this Note in accordance with the provisions of paragraph 3 hereof, which notice shall be given no later than 11:00 a.m., local time at the place where this Note is payable, on the day (which shall be a day on which Bank is opened for business) on which such election is to become effective, which notice shall specify (i) that the LIBOR Rate option is being selected; (ii) the principal amount to be subject to the LIBOR Rate; (iii) whether such amount is a renewal of a previous request of the LIBOR Rate, a conversion from the Prime Rate to the LIBOR Rate, or a combination thereof; (iv) the Rate Period selected; and (v) the date on which such request is to become effective (which date shall be a date selected in accordance with paragraph 3(a) hereof. "Prime Rate" means a per annum rate of interest, calculated on an 360 day basis but charged on the actual number of days elapsed, equal to the rate of interest announced from time to time by Bank as its Prime Rate which rate is not necessarily the lowest interest rate charged by the Bank for loans, such Prime Rate to change from time to time as of the effective date of each change in the Prime Rate. "Rate Period" means for any portion of principal for which Undersigned elects the LIBOR Rate the period of time for which such rate shall apply to such principal portion. Rate Periods shall be for periods of one, two, three, four or six months and for no other length of time. "Repayment Premium" means the amount which Undersigned shall pay to Bank as a premium in connection with a repayment of outstanding principal earning interest at the LIBOR Rate at the time of repayment, which amount shall be the amount determined by Bank to be the difference between (a) the present value of the interest payments that would have been paid in the future to Bank by Undersigned on such repaid portion of principal accruing at the LIBOR Rate during such Rate Period but for such repayment, and (b) the present value of the interest payments that would be paid in the future to Bank at the United States Treasury Rate if on or about the date of repayment Bank made a hypothetical investment of the repaid portion of principal accruing at a fixed rate of interest in United States Treasury securities maturing on or about the end of such Rate Period and bearing interest accruing from the date of repayment, payable on each date on which Undersigned, but for such repayment, would have paid interest on the repaid portion of principal. "Undersigned" means, individually and collectively, all makers of this Note. "United States Treasury Rate" means a rate of interest per annum, equal to (rounded downward to the nearest 1/100 of one percent) the annual yield Bank could obtain by purchasing on the date of repayment United States Treasury Securities with semi-annual interest payments, maturing on or about the date on which the repaid portion of principal would have matured.

           WITNESS the due execution and delivery hereof, intending to be legally bound.


                                    BURNHAM CORPORATION



Attest: /s/ Robert Berardi           /s/ Ronald Griffith
       ---------------------        -----------------------------
         (Corporate Seal)           By: Ronald L. Griffith
                                    Title: Senior Vice President


                                     /s/ Albert Morrison, III
                                    -----------------------------
                                    By: Albert Morrison, III
                                    Title: President



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